Exhibit 23.3

                                                                March 18, 1999




Board of Trustees
Oswego County Savings Bank
44 East Bridge Street
Oswego, New York  13126

Members of the Board:

         We hereby consent to the use of our firm's name in the Application for Conversion on Form 86-AC of Oswego County Savings Bank, Oswego, New York, and any amendments thereto, and in the Form SB-2 Registration Statement and any amendments thereto for Oswego County Bancorp, Inc. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report and our statement concerning subscription rights in such filings including the Prospectus of Oswego County Bancorp, Inc.


                                                     Sincerely,

                                                     RP FINANCIAL, LC.